GRAINGER REPORTS EARNINGS PER SHARE OF $1.25
FOR THE 2009 FIRST QUARTER
Generates pretax ROIC of 24.8 percent*
Highlights
·	Sales of $1.5 billion down 12 percent, down 10 percent on a daily basis
·	Net earnings of $96 million down 16 percent
·	EPS of $1.25 down 11 percent
·	Repurchased 1.9 million shares
·	Generated pretax ROIC of 24.8 percent*
Visit www.grainger.com/investor to access a Podcast describing Grainger’s performance in more detail.

CHICAGO, April 14, 2009 – Grainger (NYSE: GWW) today reported first quarter sales of $1.5 billion, which were down 12 percent versus first quarter 2008.  There was one less selling day in the quarter; on a daily basis sales were down 10 percent.  Net earnings for the quarter decreased 16 percent to $96 million versus $114 million in 2008.  Earnings per share declined by 11 percent to $1.25 versus $1.41 for first quarter 2008.  The company adopted FSP 03-6-1 during the quarter resulting in a two cent reduction to first quarter EPS for 2008 and one cent reduction for first quarter 2009.  (See page K-41 of the company’s 2008 10-K for additional information).

“Businesses and institutions have responded to the recession by buying less and looking for ways to improve productivity. We are in a great position to help our customers become more efficient by consolidating their supplier base using our expanded product line especially in these challenging times,” said Grainger’s President and Chief Executive Officer Jim Ryan. “We are keeping service levels high as other competitors are pulling back, as we have the ability to selectively invest in the business in order to gain more market share.”

Ryan added, “We do not believe that we’ve seen the bottom to the sales decline and expect increased pricing pressure throughout the remainder of the year. Given our financial strength, we see an opportunity to gain more share.  We expect to incur some reductions to our margins by expanding our sales force and implementing additional customer incentives in the second quarter.  We expect these actions to cost $25-50 million this year.  We’ll calibrate our level of investment in the back half of the year based on our success.”

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using annualized operating earnings based on year-to-date operating earnings divided by a 4 point average for net working assets.  Net working assets are working assets minus working liabilities defined as follows:  working assets equal total assets less cash equivalents (non operating cash), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve.  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees’ profit sharing plans, and accrued expenses.

Daily sales for the company decreased 9 percent in January, 10 percent in February and 12 percent in March. For the quarter, sales were negatively affected by foreign exchange, which contributed approximately 2 percentage points to the decline. Price contributed a positive 6 percent while volume was down 14 percent. There were 63 selling days in the quarter, one less than in 2008 first quarter.

Effective with the first quarter, the company has two reportable business segments, the United States and Canada, which represent approximately 99 percent of company sales. This new reporting reflects the integration of Lab Safety Supply with Grainger’s U.S. branch-based business.  The remaining operating units (Mexico, China, Panama and Puerto Rico) are included in other businesses and are not considered a segment. For a restatement of prior year results by segment, see page 8.

As part of cost reduction plans announced in February, the company reduced headcount by 200 employees and incurred severance expense of $5 million or 3 cents per share in the first quarter.  The company is on track to meet headcount reductions of 300-400 this year.

United States
Sales for the United States segment decreased 10 percent in the 2009 first quarter.  Daily sales declined by 9 percent in January, 9 percent in February and 10 percent in March.  There was no material effect from the sale of seasonal products.  Progress integrating the Lab Safety Supply and the U.S. branch-based business included adding 27,000 Lab products to grainger.com and executing on purchasing synergies.  Grainger is on track to achieve the incremental sales and cost reductions from the integration.

Daily sales by customer segment in the U.S. decreased 10 percent, with declines in all customer end markets except government, which was flat.  Heavy manufacturing declined approximately 25 percent, with most other segments declining in the low teens.

The company increased the number of products in the February 2009 Grainger catalog by a net of 50,000 items to 233,000, including metalworking products and selected additions to existing product lines.  The company expects to add more products throughout the year including the Lab Safety products currently available on grainger.com.  Product line expansion contributed $195 million in sales for the first quarter versus $137 million in the first quarter 2008.

Operating earnings for the quarter were down 11 percent in the United States.  The operating earnings decrease was the result of lower sales, partially offset by positive price leverage and reduced spending on payroll and discretionary spending. Payroll-related expenses were down due to reduced commissions, profit sharing and bonus accruals, and lower headcount.

Canada
Sales for the Acklands-Grainger business in the quarter were down 19 percent versus the 2008 first quarter. In local currency, sales were flat. On a daily basis for the quarter, sales were down 18 percent but up 2 percent in local currency. On a daily basis by month, sales in local currency were up 7 percent in January, up 1 percent in February and down 2 percent in March. The Canadian economy continues to slow especially in the forestry, manufacturing, transportation and mining industries.  Sales growth has slowed though remained positive to prior year in most provinces for the quarter, particularly among government and oil and gas customers.  Operating earnings decreased 49 percent for the 2009 first quarter (37 percent in local currency), primarily due to the sales decline coupled with a 140 basis point decline in gross margin.  The decline in gross profit margin was primarily due to higher costs of goods sold due to unfavorable foreign exchange, price competition and an increase in lower margin large customer and government sales.

Other businesses
Sales for the other businesses, which include Mexico, China, Puerto Rico and Panama, were down 8 percent versus prior year and down 7 percent on a daily basis.  Daily sales in Mexico were down 23 percent in the quarter versus the same period in 2008.  In local currency, daily sales in Mexico increased 3 percent for the quarter and were down 4 percent in January, flat in February and up 12 percent in March. The growth in March is primarily due to the timing benefit from the extended Easter holiday occurring in March 2008 versus April 2009.  In China, sales increased 89 percent versus a year ago.  Operating losses for other businesses were $3 million for the quarter compared to $4 million a year ago primarily due to the operations in China.

Other
There was no gain or loss on the sale of fixed assets for the quarter compared to a gain of $1.3 million last year. Interest income was down and interest expense was up for the quarter for a net expense increase of approximately $1 million. The effective income tax rate was 39.2 and 38.7 percent in the 2009 and 2008 first quarters, respectively.  The increase in the effective rate is due to lower earnings reported in foreign jurisdictions with lower tax rates, as well as current estimates of the overall U.S. state income tax rate.

Cash flow
Operating cash flow was $42 million for the 2009 first quarter versus $13 million in the first quarter of 2008.  The first quarter included the annual contribution to the profit sharing trust (the company’s retirement plan) and the payout of the previous year’s bonuses. Capital expenditures were $28 million in the first quarter compared to $36 million in the quarter a year ago.  In the quarter, Grainger paid $128 million to repurchase 1.9 million shares of stock.  Dividends paid in the first quarter were approximately $31 million.

W.W. Grainger, Inc. with 2008 sales of $6.9 billion is the leading broad line supplier of facilities maintenance products serving businesses and institutions in United States, Canada, Mexico and China. Through a highly integrated network including more than 600 branches, 18 distribution centers and multiple Web sites, Grainger's employees help customers get the job done. Visit www.grainger.com/investor to view information about the company, including a history of daily sales by segment and a Podcast regarding first quarter 2009 results.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities law.  The forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives are not historical facts.  They are generally identified by qualifiers such as “ability to selectively invest”, “calibrate our level of investment”, “do not believe”,  “expanding“,  “expect”,  “expects”, “gain more market share”, “implementing”, “opportunity to gain”, “on track”, ”position to help” or similar expressions. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected.  The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and various factors that may affect it.

Contacts:

Media:	Investors:
Ernest Duplessis	Laura Brown
Vice President, Business Communications	Vice President, Investor Relations
847/535-4356	847/535-0409

Robb Kristopher	William Chapman
Director, Business Communications	Director, Investor Relations
847/535-0879	847/535-0881

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands of dollars, except for per share amounts)

	Three Months Ended March 31,
	2009	2008
Net sales	$1,465,248	$1,661,046
Cost of merchandise sold	835,833	981,112
Gross profit	629,415	679,934

Warehousing, marketing and administrative expenses	470,201	494,111
Operating earnings	159,214	185,823

Other income and (expense)
Interest income	401	804
Interest expense	(2,218)	(1,433)
Equity in net income of unconsolidated entities	76	737
Unclassified-net	995	569
Total other income and (expense)	(746)	677

Earnings before income taxes	158,468	186,500

Income Taxes	62,090	72,262

Net earnings	$96,378	$114,238

Earnings per share -Basic	$1.27	$1.44
-Diluted	$1.25	$1.41

Average number of shares outstanding -Basic	74,260,401	77,933,996
-Diluted	75,142,460	79,245,391

Segment results:
		Restated
	2009	2008
Sales
United States	$1,308,737	$1,469,355
Canada	143,795	177,303
Other Businesses	22,532	24,545
Intersegment sales	(9,816)	(10,157)
Net sales to external customers	$1,465,248	$1,661,046

Operating earnings
United States	$173,185	$195,133
Canada	5,954	11,675
Other Businesses	(2,934)	(4,224)
Unallocated expense	(16,991)	(16,761)
Operating earnings	$159,214	$185,823

Company operating margin	10.9%	11.2%

ROIC* for Company	24.8%	29.4%
ROIC* for United States	32.9%	37.7%
ROIC* for Canada	6.8%	12.5%
*See footnote on page 1 for definition of ROIC

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)
	At March 31,
Assets	2009	2008
Cash and cash equivalents	$257,570	$117,429
Accounts receivable – net (1)	559,315	644,933
Inventories	956,565	966,326
Prepaid expenses and other assets	76,211	67,011
Deferred income taxes	54,630	58,822
Total current assets	1,904,291	1,854,521
Property, buildings and equipment - net	927,674	885,563
Deferred income taxes	105,674	61,592
Investment in unconsolidated entities	19,181	16,547
Goodwill	209,188	228,485
Other assets and intangibles – net	104,497	109,125
Total assets	$3,270,505	$3,155,833

Liabilities and Shareholders’ Equity
Short-term debt (2)	$20,827	$329,517
Current maturities of long-term debt	29,590	4,590
Trade accounts payable (3)	254,337	339,544
Accrued compensation and benefits	146,503	164,379
Accrued expenses	82,703	84,226
Income taxes payable	36,823	71,253
Total current liabilities	570,783	993,509
Long-term debt (2)	479,895	4,895
Deferred income taxes and tax uncertainties	33,971	21,440
Accrued employment-related benefits (4)	198,975	145,762
Shareholders' equity (5)	1,986,881	1,990,227
Total liabilities and shareholders’ equity	$3,270,505	$3,155,833

(1)	Accounts receivable decreased $86 million, or 13%, due a decline in sales.
(2)	Long-term debt increased $475 million due to the term loan agreement entered into in May 2008. A portion of the proceeds was used to pay off short-term borrowings.
(3)	Trade accounts payable decreased $85 million, or 25%, primarily due to lower inventory purchases.
(4)
Accrued employment-related benefits increased $53 million, or 37%, due to increases in post-retirement liabilities resulting from declines in market values of underlying plan assets and also a decrease in assumed discount rates, driven by recent economic conditions.

(5)	Common stock outstanding as of March 31, 2009 was 73,211,484 shares as compared with 76,507,214 shares at March 31, 2008. The Company repurchased 1.9 million shares during the 2009 first quarter.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net earnings	$96,378	$114,238
Provision for losses on accounts receivable	4,082	4,706
Deferred income taxes and tax uncertainties	(8,443)	(6,370)
Depreciation and amortization:
Property, buildings and equipment	26,547	25,333
Capitalized software and other intangibles	7,086	6,223
Stock-based compensation	9,207	8,084
Tax benefit of stock incentive plans	301	54
Net gains on sales of property, buildings and equipment	50	(1,316)
(Income) losses from unconsolidated entities – net	(76)	(737)
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable	23,310	(48,937)
(Increase) decrease in inventories	47,243	(23,619)
Decrease in prepaid income taxes	22,526	–
(Increase) in prepaid expenses	(3,094)	(5,355)
Increase (decrease) in trade accounts payable	(34,990)	41,468
(Decrease) in other current liabilities	(181,657)	(162,485)
Increase in current income taxes payable	35,054	60,932
Increase in accrued employment-related benefits cost	496	1,867
Other – net	(2,208)	(778)
Net cash provided by operating activities	41,812	13,308
Cash flows from investing activities:
Additions to property, buildings and equipment – net	(27,305)	(31,062)
Additions to capitalized software	(1,102)	(2,313)
Other – net	60	19,871
Net cash used in investing activities	(28,347)	(13,504)
Cash flows from financing activities:
Net increase in short-term debt	838	227,780
Stock options exercised	5,689	3,559
Excess tax benefits from stock-based compensation	797	907
Purchase of treasury stock	(127,696)	(196,437)
Cash dividends paid	(30,615)	(28,064)
Net cash (used in) provided by financing activities	(150,987)	7,745
Exchange rate effect on cash and cash equivalents	(1,198)	(3,557)
Net (decrease) increase in cash and cash equivalents	(138,720)	3,992
Cash and cash equivalents at beginning of year	396,290	113,437
Cash and cash equivalents at end of period	$257,570	$117,429

2008 SEGMENT RESULTS RESTATED (Unaudited)
(In thousands of dollars)

Sales	Q1	Q2	Six Months
United States	$1,469,355	$1,542,921	$3,012,276
Canada	177,303	197,867	375,170
Other Businesses	24,545	30,527	55,072
Intersegment	(10,157)	(14,459)	(24,616)
Net sales to external customers	$1,661,046	$1,756,856	$3,417,902

Sales	Q3	Nine Months	Q4	Twelve Months
United States	$1,629,414	$4,641,690	$1,416,138	$6,057,828
Canada	190,754	565,924	162,065	727,989
Other Businesses	31,307	86,379	25,353	111,732
Intersegment	(12,000)	(36,616)	(10,901)	(47,517)
Net sales to external customers	$1,839,475	$5,257,377	$1,592,655	$6,850,032

Operating earnings	Q1	Q2	Six Months
United States	$195,133	$209,721	$404,854
Canada	11,675	16,013	27,688
Other Businesses	(4,224)	(1,927)	(6,151)
Unallocated expense	(16,761)	(38,972)	(55,733)
Operating earnings	$185,823	$184,835	$370,658

Operating earnings	Q3	Nine Months	Q4	Twelve Months
United States	$241,560	$646,414	$193,994	$840,408
Canada	14,168	41,856	12,407	54,263
Other Businesses	(2,729)	(8,880)	(2,947)	(11,827)
Unallocated expense	(21,542)	(77,275)	(22,897)	(100,172)
Operating earnings	$231,457	$602,115	$180,557	$782,672

	Twelve Months
ROIC* for Company	29.8%
ROIC* for United States	39.5%
ROIC* for Canada	14.3%
* See footnote on page 1 for definition of ROIC

###